FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-07

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: May 16 2013 10:30:28

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C14 - PUBLIC NEW ISSUE **PX GUIDANCE**
$1,203.199MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	F/KBRA/MDY	$SIZE (MM)	WAL	C/E	CUM LTV	NOI DY	GUID
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	61.588	2.86	30.000%	45.5%	15.2%	30a
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	48.158	4.98	30.000%	45.5%	15.2%	45a
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	110.000	7.94	30.000%	45.5%	15.2%	85a
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	160.000	***** NOT AVAILABLE *****
A-5	AAA(sf)/AAA(sf)/Aaa(sf)	442.741	9.94	30.000%	45.5%	15.2%	80a
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	116.194	7.45	30.000%	45.5%	15.2%	75a
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	108.379	9.94	22.625%	50.3%	13.7%	100a
B	AA-(sf)/AA-(sf)/Aa3(sf)	102.868	9.94	15.625%	54.9%	12.6%	135a
C	A-(sf)/A-(sf)/A3(sf)	53.271	9.94	12.000%	57.2%	12.1%	175a
PEX	A-(sf)/A-(sf)/A1(sf)	264.518	9.94	12.000%	57.2%	12.1%
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	1,137.060	N/A	N/A	N/A	N/A
X-B	A-(sf)/AAA(sf)/A2(sf)	156.139	N/A	N/A	N/A	N/A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/KBRA/MDY	$SIZE (MM)	WAL	C/E	CUM LTV	NOI DY
A4-FL	AAA(sf)/AAA(sf)/Aaa(sf)	**** NOT AVAILABLE ****
D	BBB-(sf)/BBB-(sf)/NR	77.151	10.01	6.750%	60.7%	11.4%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,469,544,239
NUMBER OF LOANS:	73
NUMBER OF PROPERTIES:	99
WA CUT-OFF LTV:	65.8%
WA BALLOON LTV:	58.0%
WA U/W DSCR:	1.95x
WA U/W NOI DEBT YIELD:	10.6%
WA MORTGAGE RATE:	4.037%
TOP TEN LOANS %:	60.8%
WA TERM TO MATURITY (MOS):	115
WA AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (44.3%), RBS (36.8%), LIG I (7.5%),
BASIS (6.5%), C-III (4.9%)

TOP 5 PROPERTY TYPES:	RETAIL (35.6%), OFFICE (27.7%),
MHC (16.9%), HOSPITALITY (12.8%),
MULTIFAMILY (2.8%)

TOP 5 STATES:	GA(13.7%), CA(13.3%), FL(12.9%), NC(8.5%), MD(8.3%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP:	RIALTO REAL ESTATE FUND, LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY FWP:	MAY 14
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	END OF WEEK 5/13
ANTICIPATED SETTLEMENT:	JUNE 6, 2013

ROADSHOW
NEW YORK 1x1's:	TUES, 5/14
CONFERENCE CALLS:	UPON DEMAND

MINNEAPOLIS, BREAKFAST:	TUES, 5/14 @ 8:00AM CST, GRAND HOTEL MINNEAPOLIS
HARTFORD, BREAKFAST:	WED, 5/15 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH:	WED, 5/15 @ 12:00PM EST, LANGHAM

GLOBAL INVESTOR CALL REPLAY DETAILS:
TOLL FREE: 855-859-2056 and 800-585-8367
TOLL: 404-537-3406
CONFERENCE ID: 71550339

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366-07) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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